Exhibit 99.1

FIRST AMENDMENT

TO

PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made as of the 31st day of July, 2008, by and among DUNE ENERGY, INC. (“DEI”) and DUNE PROPERTIES, INC. (“DPI”) (DEI and DPI are collectively referred to herein as “Sellers”, and individually as a “Seller”) and PIONEER NATURAL RESOURCES USA, INC. (herein called “Buyer”) (Sellers and Buyer are sometimes referred to collectively as the “Parties” and each a “Party”).

WHEREAS, reference is made to that certain Purchase and Sale Agreement (the “Purchase Agreement”) dated as of June 30, 2008, between Sellers and Buyer, regarding the proposed sale of certain oil and gas properties of Seller; and

WHEREAS, Sellers and Buyer desire to amend the Purchase Agreement, as set forth herein, relating to certain matters reflected herein; and

WHEREAS, all capitalized terms used herein but not otherwise defined herein shall have the meanings attributed to them in the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereby amend the Purchase Agreement and agree as follows:

1. Closing Date.

(a) The first paragraph of Section 12 of the Purchase Agreement is hereby amended and restated, in its entirety, to read as follows:

“Subject to the satisfaction of the conditions set forth in Sections 10 and 11 above and subject to the other terms and provisions hereof, the closing (herein called the “Closing”) of the transaction contemplated hereby shall take place on or before August 29, 2008, at 10 a.m. Central Time, in the offices of Andrews Kurth LLP, at 600 Travis, Suite 4200, Houston, Texas 77002, or at such other date and time or manner as the Buyer and Seller may mutually agree upon in writing (the “Closing Date”). Upon and subject to the terms and conditions of this Agreement and subject to the simultaneous performance by Buyer and Seller of its respective obligations below, at the Closing:”

(b) In addition, the reference to “July 31, 2008” in Section 19(n) of the Purchase Agreement is hereby amended to read, “August 29, 2008,” instead.

2. Defects; Remedies; Waiver. The Parties agree and acknowledge that notwithstanding the extension of the Closing Date, as contemplated by the amendments in Paragraph 1(a) of this Amendment, this extension shall in no way extend the period under the Purchase Agreement for Buyer to make or assert any additional Asserted Defects, and Buyer shall have no right to claim or assert any Defects (or Asserted Defects) under the Purchase Agreement after the date of this Amendment. The aggregate Asserted Defects asserted by Buyer prior to the date of this Amendment include only those alleged Defects described on Attachment 1 attached hereto (collectively, the “Defect List”). It is acknowledged that the alleged Defects asserted by Buyer on the Defect List exceed 10% of the Base Purchase Price; provided, however, that notwithstanding anything stated herein to the contrary, Sellers, by execution of this Amendment, do not acknowledge or agree: (i) that the matters on the Defect List constitute valid Defects under the Purchase Agreement, nor (ii) to the value of such alleged Defects on the Defect List asserted by Buyer. It is the intent and the desire of the Parties to use the time prior to the extended Closing Date contemplated by the amendments in Paragraph 1(a) of this Amendment to try to resolve any disagreements or disputes regarding the matters (and values) set forth on the Defect List, and, if Sellers so elect, additional time and opportunity for Sellers to cure or remedy any agreed Defects.

3. Addition of Certain Properties; Increase Base Purchase Price.

(a) The definition of “Properties” under the Purchase Agreement is hereby amended to add all of the Sellers’ rights, titles and interests in and to the properties and interests described on Attachment 2 attached hereto (collectively, “Additional Properties”).

(b) As consideration for the sale of the Additional Properties, the Base Purchase Price is hereby amended and adjusted upwards by $0.00.

4. Highland Development Agreement. Buyer and Sellers hereby acknowledge and agree that (a) Buyer does not desire to commence drilling operations on the Dial No. 1 Well on or before September 30, 2008, under the terms of the Carter Farmout, (b) Buyer does not desire to pursue the development of any other wells potentially available under the Highland Agreement or the Carter Farmout, (c) in connection therewith, Buyer, upon and after Closing, shall have no rights, obligations or liabilities to Sellers, Highland or Carter pertaining to that portion of the Properties consisting of the Highland Leases and Lands that, as of the Effective Date, are unearned under the Development Agreement (such obligations and liabilities being retained by Sellers after Closing) and there shall be no adjustment to the Base Purchase Price therefor and (d) at Closing, Buyer shall acquire all rights in and to that portion of the Properties consisting of the Highland Leases and Lands that, as of the Effective Date, are earned under the Development Agreement, including, without limitation, those Properties identified in Exhibit 9(f) to the Agreement (other than the reference to the Highland Agreement in such Exhibit) and such portion of the Properties shall be subject to adjustments to the Base Purchase Price in accordance with the terms of Sections 8 and 9 of the Purchase Agreement, including, without limitation, any upward adjustments to the Base Purchase Price. As used herein, the term “Highland Agreement” means that certain Development Agreement dated as of July 6, 2007, between Dune Properties, Inc. and Highland Oil & Gas, L.L.C. (“Highland”), which sets out the terms under which interests may be earned in the leases and lands (the “Highland Leases and Lands”) covered by the Agreement dated as of April 19, 2006 (the “Carter Farmout”), among Carter Energy Corporation, Carter Oil and Gas Corporation, et al. (“Carter”), as Assignors, and Robert P. Lindsay, Trustee, and S. Rand Stinnett, Trustee.

5. Ratification. Except as amended by this Amendment, all of the terms and provisions of the Purchase Agreement are hereby ratified and affirmed in all respects and are incorporated herein by reference.

6. Counterparts. This Amendment may be executed in one or more counterparts (including faxed or electronic counterparts), all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts hereof have been signed by each of the Parties and delivered to the other Parties.

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First Amendment to Purchase and Sale Agreement

2

IN WITNESS WHEREOF, Buyer and Sellers have duly executed this Agreement, as of the day and year first above written.

SELLERS:

DUNE ENERGY, INC.

By:	/s/ James A. Watt
Name:	James A. Watt
Title:	President

DUNE PROPERTIES, INC.

By:	/s/ James A. Watt
Name:	James A. Watt
Title:	President

BUYER:

PIONEER NATURAL RESOURCES USA, INC.

By:	/s/ William F. Hannes
Name:	William F. Hannes
Title:	EVP Business Development

Signature Page to First Amendment to Purchase and Sale Agreement

ATTACHMENT 1

(Defect List)

A. Environmental defects set forth in that certain Environmental Due Diligence Report, Dune Energy Property Acquisition of Denton and Wise Counties, Texas prepared July 22, 2008 for Pioneer Natural Resources USA, Inc. by Etech Environmental & Safety Solutions, Inc.

B. Contract Defects attached hereto

C. Title Defects attached hereto

First Amendment to Purchase and Sale Agreement

Addendum 1 - Page 1

ATTACHMENT 2

(Additional Properties)

Prospect	Lessor	Lessee	Date	Entry	County	State	Acres
Thomas	Mary Figari Eberie	Dune Energy Inc.	12/21/07	2008-9522	Denton	Texas	0.1883
Thomas	John Phillip Figari	Dune Energy Inc.	12/17/07	2008-9524	Denton	Texas	0.1883
Thomas	Emmest E. Figari, Jr.	Dune Energy Inc.	1/17/08	2008-73472	Denton	Texas	0.1883

First Amendment to Purchase and Sale Agreement

Addendum 2 - Page 1